SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               AVON PRODUCTS, INC.
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                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                                 A V O N


                                                        March 25, 1999

Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 6, 1999 in the Grand Salon at the Essex House, 160 Central Park South, New York City.

     The business and operations of Avon will be reviewed at the Annual Meeting. We hope that you will be able to attend.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares will be voted at the meeting.



                                          Sincerely yours,


                                          /s/ CHARLES R. PERRIN
                                          -------------------------------------
                                              Charles R. Perrin
                                              Chief Executive Officer

                               AVON PRODUCTS, INC.
                           1345 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10105

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 1999 Annual Meeting of Shareholders of Avon Products, Inc. ("Avon") will be held in the Grand Salon at the Essex House, 160 Central Park South, New York, New York 10019, on Thursday, May 6, 1999 at 10:00 a.m. for the following purposes:

     (1)  To elect four (4) directors to three-year terms expiring in 2002;

     (2) To act upon a proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock;

     (3) To act upon a proposal to ratify the appointment of PricewaterhouseCoopers L.L.P. as Avon's independent accountants for 1999;

     (4) To transact such other business as properly may come before the meeting.

     The Board of Directors has fixed the close of business on March 18, 1999 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.


            PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED
              PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.



                                              WARD M. MILLER, JR.
                                             Senior Vice President,
                                          General Counsel and Secretary



March 25, 1999
New York, New York

                               AVON PRODUCTS, INC.
                           1345 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10105

                                   ----------

                                 PROXY STATEMENT

     This Proxy Statement is furnished by and on behalf of the Board of Directors of Avon Products, Inc. ("Avon" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held on May 6, 1999 in the Grand Salon at the Essex House, New York, New York 10019 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about March 25, 1999 to the shareholders of record of Avon on the Record Date, as defined below (the "Shareholders").

     THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                             SHARES ENTITLED TO VOTE

     Proxies will be voted as specified by Shareholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the Shares represented thereby will be voted FOR election as directors of the nominees listed in this Proxy Statement, FOR approval of the proposed amendment to the Certificate of Incorporation, and FOR ratification of the appointment of PricewaterhouseCoopers L.L.P. as Avon's independent accountants for 1999. The submission of a signed proxy will not affect a Shareholder's right to attend, and to vote in person at, the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of Avon, executing a proxy bearing a later date or attending and voting in person at the Annual Meeting.

     Only Shareholders of record as of the close of business on March 18, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 261,907,336 shares of Avon's common stock, par value $.25 per share ("Common Stock"), outstanding ("Shares"). Holders of Shares are entitled to vote cumulatively for the election of directors and to cast one vote per Share on all other matters.

     According to New York law, any corporate action taken at a shareholders meeting is based on the votes cast. "Votes cast" means the votes actually cast "for" or "against" a particular proposal, whether by signed proxy or in person. Therefore, under New York law, abstentions and broker non-votes are not considered in determining whether a proposal is approved by shareholders. Directors are elected by a plurality of the votes cast; shareholder approval of each other proposal to be considered at the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

     In accordance with Company policy, all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders will be kept permanently confidential, except as may be required by law, for all matters other than contested elections. In addition, all proxy cards and other voting materials will be returned by shareholders to an independent vote tabulator, and the tabulation process and results of shareholder votes will be inspected by independent inspectors of election.

                        PROPOSAL 1--ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Effective from and after the date of the Annual Meeting, the Board has fixed the number of directors at 12 with four directors in the class whose term expires in 2002 (the "Class of 2002"), three directors in the class whose term expires in 2001 (the "Class of 2001") and five directors in the class whose term expires in 2000 (the "Class of 2000"). Board members serve three-year terms unless otherwise specified. The terms of three incumbent directors, Brenda C. Barnes, Ann S. Moore and James E. Preston, will expire at the Annual Meeting. Mr. Preston as of that date concurrently will retire as Chairman and a director. George V. Grune, whose term expires in 2001, has elected to retire as of the date of the 1999 Annual Meeting and Charles S. Locke, whose term would have expired at the 1999 Annual Meeting, elected to retire as of December 31, 1998. The terms of the other incumbent directors will continue until either the 2000 or 2001 Annual Meeting. At the 1999 Annual Meeting, Shareholders will elect four members to the Class of 2002. The Board of Directors has nominated Brenda C. Barnes, Fred Hassan, Ann S. Moore and Lawrence A. Weinbach for election at the Annual Meeting, each to serve for a three-year term to expire at the Annual Meeting in 2002.

     All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of directors as specified therein by the Shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Brenda C. Barnes, Fred Hassan, Ann S. Moore and Lawrence A. Weinbach to the Class of 2002. Each nominee of the Company has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees will be unable or decline to serve as a director.

     Shareholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Shareholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

     In voting for the election of directors, Shareholders are entitled to vote cumulatively. Each Shareholder is entitled to cast in each election the number of votes equal to the number of Shares held of record by such person, multiplied by the number of directors to be elected in such election. In the election of four directors to the Class of 2002, Shareholders will be entitled, under cumulative voting, to a total of four votes per Share held of record by them, and they may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as they see fit. Shareholders may (but need not) cumulate their votes in the election of directors by indicating the distribution of their votes among the nominees in the space provided on the enclosed proxy card. If votes are not so distributed on the proxy, the persons appointed therein may exercise the right to vote the Shares represented by such proxy cumulatively in such Class election and may distribute the votes represented by such proxy among one or more of the nominees listed below (or any substitute candidates) for such Class in any manner they see fit.

     Set forth below is certain information furnished to the Company by each nominee and each director continuing in office after the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

     NOMINEES FOR THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM EXPIRING 2002

--------------------------------------------------------------------------------
                     BRENDA C. BARNES
                     Director of Avon since 1994           Age: 45

                     Ms. Barnes retired at the end of 1997 as President and Chief Executive Officer of Pepsi-Cola North America, where she was responsible for the beverage business in the United
    [PHOTO] States and Canada, including production, sales and distribution. Ms. Barnes previously held sales, marketing and general management positions at Wilson Sporting Goods, Frito-Lay and Pepsi-Cola in her 22 years with PepsiCo. She is a director of Sears & Roebuck, Inc., The New York Times, Starwood Hotels & Resorts and is on the Board of Trustees for Augustana College.
--------------------------------------------------------------------------------
                     FRED HASSAN                           Age 53

                     Mr. Hassan is the President and Chief Executive Officer of Pharmacia & Upjohn, Inc., a research based global pharmaceutical company. He was elected to that position in May 1997 having previously held senior divisional and corporate positions with American Home Products Corporation
    [PHOTO] since 1989, including that of Executive Vice President and Board member. Prior to joining that company, he had held various executive positions with Sandoz Pharmaceuticals Corporation from 1972 to 1989 where he became CEO of its U.S. operations and research and development. Mr. Hassan is a director of Pharmacia & Upjohn, Inc.
--------------------------------------------------------------------------------
                     ANN S. MOORE
                     Director of Avon since 1993           Age: 48

                     Mrs. Moore was appointed publisher of People Magazine in July 1991 and President in September 1993, assuming executive responsibility for all magazine operations of the Time Inc. weekly. Mrs. Moore joined Time Inc. in 1978 in
    [PHOTO] Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and becoming founding publisher of Sports Illustrated for Kids in 1989. She serves on the boards of a number of non-profit organizations.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     LAWRENCE A. WEINBACH                Age 59

                     Mr. Weinbach is Chairman of the Board, President and Chief Executive Officer of Unisys Corporation, a worldwide information services and technology company. He was elected
    [PHOTO] to that position in September 1997. He previously was Managing Partner--Chief Executive of Andersen Worldwide, a global professional services, organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr.
                     Weinbach is a director of Unisys Corporation.

================================================================================


   MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 2001


--------------------------------------------------------------------------------
                     RICHARD S. BARTON
                     Director of Avon since 1994           Age: 50

                     Mr. Barton is the Chairman and Chief Executive Officer of Adatom Corporation, which sells name brand products through retail electronic stores. Mr. Barton was formerly President, United States Customer Operations of Xerox Corporation, which manufactures, markets and services document processing products and systems. He had been
    [PHOTO] appointed to that position in October 1993 after two years as President, Chairman and Chief Executive Officer of Xerox Canada Inc. He had joined Xerox in 1971 and held a number of field and regional sales positions, becoming Executive Assistant to the President of Xerox in 1985 and later Vice President, Marketing Operations for the United States Marketing Group. Mr. Barton is a director of US Wireless Data, the American Management Association and U.S. Chamber of Commerce.
--------------------------------------------------------------------------------
                     EDWARD T. FOGARTY
                     Director of Avon since 1995           Age: 62

                     Mr. Fogarty is the former Chairman of Tambrands, Inc., the manufacturer of Tampax tampons, and its Chief Executive Officer from May 1994 to September 1997. Previously, he was
    [PHOTO] President, Colgate USA/Canada/Puerto Rico, for the Colgate-Palmolive Company from 1989-1994. From 1983-1989, he was Senior Vice President and General Manager, Consumer Products Division, at Corning Inc. Mr. Fogarty is a director of UST, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     CHARLES R. PERRIN
                     Director of Avon since 1996           Age: 53

                     Mr. Perrin was elected Chief Executive Officer of the Company effective July 1, 1998 having previously been Vice Chairman and Chief Operating Officer of the Company since January 5, 1998. He has been a member of the Board of Directors since May 1996. Mr. Perrin was Chairman of the Board and Chief Executive Officer of Duracell International, Inc., a manufacturer of batteries and
    [PHOTO] related products from 1994 to December 1996. He joined Duracell in 1985, becoming President of Duracell North America in 1988 and President and Chief Operating Officer in 1992. Prior to 1985 he had held a series of sales, marketing and general management positions with Chesebrough Ponds, Inc., and previously was with General Foods Corporation. Mr. Perrin is a director of the New Israel Fund, the Cosmetic, Toiletry and Fragrance Association and the Catalyst group. He is also a member of the Business Roundtable and the World Wildlife Fund National Council.

================================================================================


   MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 2000

--------------------------------------------------------------------------------
                     STANLEY C. GAULT
                     Director of Avon since 1985           Age: 73

                     Mr. Gault is the former Chairman of the Board of The Goodyear Tire & Rubber Company, a manufacturer of tires, chemicals, polymers, plastic film and other rubber products. Mr. Gault was Chairman and Chief Executive
    [PHOTO] Officer of that Company from 1991-1995. Previously, he was Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated from May 1, 1980 to May 1, 1991. He also is a director of The Timken Company, H. Freelander, Wal-Mart Stores, Inc. and Vencor, Inc. He is a trustee and Chairman of the Board of The College of Wooster and a director of the National Association of Manufacturers.
--------------------------------------------------------------------------------
                     ANDREA JUNG
                     Director of Avon as of January 1998   Age 40

                     Ms. Jung was elected President and Chief Operating Officer of the Company effective July 1, 1998, having previously been President and a member of the Board of Directors since January 5, 1998. She had been elected an Executive Vice
    [PHOTO] President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously she was Executive Vice President, Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the Zale Corporation, General Electric Company, the Fragrance Foundation and a trustee of the Fashion Institute of Technology.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     SUSAN J. KROPF
                     Director of Avon as of January 1998   Age 50

                     Mrs. Kropf was elected an Executive Vice President of the Company and President, Avon North America in March 1997 and a member of the Board of Directors of the Company effective January 5, 1998. She had been appointed President of the
    [PHOTO] Company's New and Emerging Markets in July 1996 and previously was Senior Vice President, Eastern Europe and during 1993 and 1994 Senior Vice President, Global Product Management. Mrs. Kropf joined the Company in 1971 and held various positions in manufacturing, marketing and product development prior to 1993. Mrs. Kropf is a director of The Mead Corporation and Greenpoint Financial Corporation.
--------------------------------------------------------------------------------
                     REMEDIOS DIAZ OLIVER
                     Director of Avon since 1992           Age: 60

                     Mrs. Diaz Oliver has been President and Chief Executive Officer of All American Containers, Inc., which is engaged in the sale and distribution of glass, plastic and metal containers and closures, since October 1991. Prior thereto, Mrs. Diaz Oliver founded and was the Chief Executive
    [PHOTO] Officer and President of American International Container, Inc. from 1977 to 1991. Mrs. Diaz Oliver is a director of Nation Banks of South Florida, American Cancer Society, Infants In Need, Jackson Memorial Trauma Center, University of Miami-School of Medicine (Carlos J. Finlay), National Hispanic Leadership Agenda, Linda Ray Center, Women in International Trade, Hamilton Foundation and Florida Council of 100.
--------------------------------------------------------------------------------
                     PAULA STERN, Ph.D
                     Director of Avon since 1997           Age 53

                     Dr. Stern is President of The Stern Group, Inc., an economic analysis and trade advisory firm established in 1988. She is a member of the President's Advisory Committee for Trade Policy and Negotiations (ACTPN) and
    [PHOTO] Co-Chairperson, International Competition Policy Advisory Committee (ICPAC) of the U.S. Department of Justice Antitrust Division. She previously had been with the U.S. International Trade Commission from 1978 to 1986, and was its Chairwoman 1984-1986. Dr. Stern is a director of CBS, Harcourt General, Wal-Mart Stores, Inc. and Infinity Broadcasting Corporation.
================================================================================

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Company's Board of Directors held seven meetings in 1998. The Board has the following regular committees: Audit Committee, Compensation Committee, Finance Committee and Nominating and Directors' Activities Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the Board Committees on which he or she served.

     The Audit Committee, composed of Charles S. Locke, as Chair, Richard S. Barton, Remedios Diaz Oliver, Edward T. Fogarty and Paula Stern, met four times in 1998. Mr. Fogarty succeeded Mr. Locke as Chair upon Mr. Locke's retirement in December 1998. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify: (i) making recommendations to the Board with respect to the appointment of independent accountants; (ii) reviewing the timing and scope of the independent accountants' audit examination and the related fees; (iii) reviewing the audit results, including any material comments on internal controls or accounting matters by the Company's independent accountants and the Company's responses thereto; (iv) reviewing the periodic comments and recommendations of the Company's independent accountants and the Company's responses thereto; (v) reviewing the scope and effectiveness of internal auditing activities; (vi) reviewing and making recommendations to the Board with respect to material changes in accounting policies and procedures;
(vii) reviewing the procedures designed to assure compliance by Company employees with the Company's policy on standards of business conduct; (viii) reviewing the internal accounting controls with the Company's financial management; (ix) monitoring the Company's compliance with environmental rules and regulations; and (x) meeting with the independent accountants, internal auditors and Company management at least three times per year.

     The Compensation Committee, composed of Brenda C. Barnes, as Chair, Edward
T. Fogarty, George V. Grune, and Ann S. Moore met five times in 1998. The responsibilities of the Compensation Committee include, in addition to such other duties as the Board may specify: (i) reviewing management's recommendations for compensation of officers of the Company and its affiliates and approving such compensation for all senior officers of the Company; (ii) making recommendations to the Board with respect to compensation for any employee of the Company who also is a director of the Company; (iii) reviewing and approving (or recommending to the Board for approval) the adoption, modification or amendment of employee benefit plans; (iv) reviewing and approving (or recommending to the Board for approval) incentive plans for all officers and key employees of the Company, and approving awards under those plans for all senior officers of the Company; (v) reviewing and approving (or recommending to the Board for approval) awards under the Company's 1993 Stock Incentive Plan; (vi) reviewing the existing compensation and benefit plans for employees and making recommendations to the Board with respect to changes where warranted; and (vii) reviewing the Company's management development and succession planning programs.

     The Finance Committee, composed of Stanley C. Gault, as Chair, Richard S. Barton, Remedios Diaz Oliver and Paula Stern met four times in 1998. The responsibilities of the Finance Committee include, in addition to such other duties as the Board may specify: (i) reviewing with management on a regular basis the financial matters of the Company and its subsidiaries, including capital needs, credit ratings, funding activities and investment of surplus funds; (ii) studying proposed actions in connection with financial strategy and procedures and making recommendations to the Board as appropriate; (iii) reviewing the financial terms of proposed acquisitions and sales or other dispositions of divisions or subsidiaries of the Company and making recommendations to the Board as appropriate; (iv) reviewing proposals for and making recommendations to the Board with respect to all offerings of the Company's equity securities; (v) reviewing the funding programs of the Company and providing guidance and general parameters for the Company's debt and lease commitments; (vi) reviewing, approving and recommending Board action with respect to total permitted indebtedness; and (vii) reviewing the management of the Company's employee benefit trust funds.

     The Nominating and Directors' Activities Committee, composed of Ann S. Moore, as Chair, Brenda C. Barnes, George V. Grune and Stanley C. Gault, met three times in 1998. The responsibilities of the Nominating and Directors'

Activities Committee include, in addition to such other duties as the Board may specify, reviewing and making presentations and recommendations to the Board with respect to: (i) Board policies regarding the size and composition of the Board and qualifications for Board membership; (ii) prospective candidates for Board membership; (iii) candidates to fill vacancies on the Board that occur between annual meetings of shareholders;(iv) the slate of nominees for director to be proposed for election by shareholders at annual meetings; (v) the number of Board committees and their composition; and (vi) changes or additions to Board and committee procedures. Shareholders may submit nominations of candidates for election to the Board of Directors. Additional information regarding the shareholder nomination procedure will be provided upon request to the Secretary of the Company.

     Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as a director. Effective on and after May 1, 1997, each non-management director receives an Annual Retainer consisting of $25,000 plus an annual grant of shares of the Company's Common Stock having a market value as of the date of grant of approximately $25,000, based on the average mean price of Common Stock as reported on the New York Stock Exchange for the preceding ten trading days. The first such grant was made immediately after the 1997 Annual Meeting of Shareholders with subsequent grants to be made immediately after future Annual Meetings. All shares so granted to a non-management director will be restricted as to transfer until he or she retires from the Board, but will immediately be entitled to regular dividends and eligible for voting rights similar to all other outstanding shares of Common Stock.

     In addition to the Annual Retainer, each non-management director receives a fee of $1,000 for each special meeting of the Board of Directors and each committee meeting attended, and an annual retainer of $3,000 for acting as Chair of any committee of the Board. The Company has adopted a compensation plan for its non-management directors permitting them by individual election to defer all or a portion of their fees. The value of such deferred fees, depending upon elections made by such director, increase or decrease proportionately with the price of the Common Stock or earn interest at a rate based on the prime rate.

     Also effective as of May 1, 1997, the Retirement Plan for non-management directors was discontinued. Those non-management directors who had participated in that plan prior to that date had the actuarial value of their accrued retirement benefits converted to a one-time grant of the Company's Common Stock, restricted as to transfer in the same manner as an Annual Retainer grant.

     In replacement of such plan, each non-management director receives an annual grant of options to purchase 2,000 shares of the Company's Stock, at an exercise price based on the price of a share of Common Stock as reported on the New York Stock Exchange on the date of grant. The first such grant was made immediately after the 1997 Annual Meeting; an additional grant was made immediately after the 1998 Annual Meeting and subsequent grants will be made immediately after future Annual Meetings. Each grant of options will have a ten year term as to exercise but the options covered by any one grant may not be exercisable until one year after the date of such grant.

                               OWNERSHIP OF SHARES

     The following table sets forth certain information as of March 10, 1999 regarding the amount of Common Stock beneficially owned by each director and director nominee of Avon, each named executive (as defined in the introduction to the Summary Compensation Table), all directors and executive officers of Avon as a group and all persons known to Avon who beneficially own more than five percent of the outstanding shares of Common Stock. All shares shown in the table have been adjusted for the two-for-one stock split in September 1998 and reflect sole voting and investment power except as otherwise noted.

                                                Amount and Nature of    Percent
         Name of Beneficial Owner               Beneficial Ownership   of Class
         ------------------------               --------------------   ---------
FMR Corporation (1) ..........................      24,136,814           9.18%
Oppenheimer Capital  (2) .....................      20,363,992           7.7
Richard S. Barton (3) ........................          13,252            *
Brenda C. Barnes (3)(4) ......................          21,178            *
Jose Ferreira, Jr. (5) .......................          79,397            *
Edward T. Fogarty (3) ........................          16,864            *
Stanley C. Gault (3) .........................          60,732            *
George V. Grune (3) ..........................          19,952            *
Fred Hassan ..................................          10,000            *
Andrea Jung (6) ..............................         305,934            *
Susan J. Kropf (7) ...........................         182,438            *
Fernando Lezama (8) ..........................         166,768            *
Ann S. Moore (3)(4) ..........................          18,272            *
Remedios Diaz Oliver (3)(4) ..................          19,284            *
Charles R. Perrin (9) ........................         136,643            *
James E. Preston (10) ........................       1,573,569            *
Paula Stern (3) ..............................           9,860            *
Lawrence A. Weinbach .........................             500            *
All directors and executive officers
   as a group [20] ...........................       2,813,838(11)        *

----------

* Indicates less than 1% of the outstanding Shares, inclusive of shares that may be acquired within 60 days of March 10, 1999 through the exercise of stock options.

(1) The address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109; most shares are held by its subsidiary, Fidelity Management and Research Company.

(2) The address of Oppenheimer Capital is Oppenheimer Tower, World Financial Center, New York, New York 10281.

(3) Includes 1460 restricted shares granted to the indicated non-management director as part of his or her 1997 and 1998 Annual Retainer compensation plus additional restricted shares granted to certain non-management directors upon discontinuance in 1997 of the Directors' Retirement Plan, as follows: Ms. Barnes 4,060 shares, Mr. Barton 3,392 shares, Mrs. Diaz Oliver 5,824 shares, Mr. Fogarty 2,204 shares, Mr. Gault 11,272 shares, Mr. Grune 6,492 shares, and Mrs. Moore 4,812 shares. For all such restricted shares, the director has sole voting but no investment power. In addition, there is included for each indicated non-management director 8,000 shares which he or she has the right to acquire within 60 days of March 10, 1999 through the exercise of stock options granted May 1, 1997 and May 7, 1998.

(4) Ms. Barnes, Mrs. Moore, and Mrs. Diaz Oliver share with their spouses voting and investment power as to these shares.

(5) Includes 40,000 shares as to which Mr. Ferreira has sole voting but no investment power and 30,016 shares as to which Mr. Ferreira has the right to acquire within 60 days of March 10, 1999 through the exercise of stock options.

(6) Includes 120,000 shares as to which Ms. Jung has sole voting but no investment power and 121,934 shares as to which Ms. Jung has the right to acquire within 60 days of March 10, 1999 through the exercise of stock options.

(7) Includes 60,000 shares as to which Ms. Kropf has sole voting but no investment power and 88,874 shares as to which Ms. Kropf has the right to acquire within 60 days of March 10, 1999 through the exercise of stock options.

(8) Includes 40,000 shares as to which Mr. Lezama has sole voting but no investment power and 74,248 shares as to which Mr. Lezama has the right to acquire within 60 days of March 10, 1999 through the exercise of stock options.

(9) Includes 400 shares as to which Mr. Perrin disclaims beneficial ownership, 105,000 shares as to which Mr. Perrin shares voting and investment power with his wife and 29,000 shares as to which Mr. Perrin has the right to acquire within 60 days of March 10, 1999 through the exercise of stock options.

(10) Includes 124,080 shares as to which Mr. Preston disclaims beneficial ownership and 1,361,060 shares which Mr. Preston has a right to acquire within 60 days of March 10, 1999 through the exercise of stock options.

(11) Includes 124,480 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes 120,658 shares as to which beneficial ownership was shared with others and 1,888,042 shares which the directors and executive officers as a group have a right to acquire within 60 days of March 10, 1999 through the exercise of stock options.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The Compensation Committee is made up of outside, non-employee members of the Board of Directors whose names are listed at the end of this report. The Committee sets and administers the policies that govern compensation programs of the Company's executive officers. This includes reviewing and recommending for approval by non-management directors of the Board specific overall compensation packages for the Chief Executive Officer (CEO), Chief Operating Officer (COO) and any other executive officer who is also a member of the Board.

EXECUTIVE COMPENSATION GUIDING PRINCIPLES

     The Company's executive compensation program is designed to attract, motivate and retain the key talent necessary to run this highly competitive business and support the Company's overall business strategy. The guiding principles used in the design of the program are:

     o Total compensation levels must be competitive with the compensation practices of other leading beauty, direct selling and consumer products companies and commensurate with relative shareholder returns and financial performance.

     o Compensation opportunities must be related to performance such that individual, operating business unit and/or global performance results in compensation awards that are higher or lower than target.

     o Compensation programs must be designed to balance short and long-term financial objectives that build shareholder value and reward for team and overall Company performance.

     o Compensation programs should focus executives on the financial objectives that support increased total shareholder returns.

     Working with an independent compensation consulting firm, the Company annually evaluates the compensation of its key executives against a Compensation Peer Group consisting of 16 direct selling, beauty and consumer goods companies to ensure that our total compensation program is competitive. The total target compensation of executive officers is positioned slightly above the median rate of the Compensation Peer Group. The three components of total compensation include base salary, an annual bonus plan named the Management Incentive Plan and a Long-Term Incentive Plan.

BASE SALARY

     The midpoints of salary ranges for executive officers is set at the median of the Compensation Peer Group companies. With the Company's pay for performance philosophy, exceptional performers are eligible for salaries above the median of the peer group. Annual salary increases are based on individual performance, job responsibilities, competitive data of the Compensation Peer Group, and the Company's overall salary budget guidelines. In 1998, salaries for executive officers overall were slightly ahead of the median of the peer group for similar positions.

MANAGEMENT INCENTIVE PLAN

     The Management Incentive Plan (MIP) provides incentive compensation aligned with the short-term performance of the Company. Bonuses range from 0 to 200% of individual target awards, which are set as a percentage of salary by management level. Incentives are payable based upon the degree of attainment of pre-established performance measures set by the Compensation Committee at the beginning of each year. For 1998 pre-established performance measures for the Chairman, CEO and COO were based on the achievement of earnings per share (E.P.S.) objectives. The performance measures for most other executive officers included operating profit objectives for their business unit or a combination of E.P.S. and individual performance objectives. The Committee took into consideration the fact that 1998 E.P.S. results would have been substantially above target absent significant adverse developments in two key markets that were beyond the control of management, and accordingly approved awards based on E.P.S. performance that were 150% of target.

LONG-TERM INCENTIVE COMPENSATION

     Effective commencing in 1997, the Committee recommended, and the Board of Directors approved, a new Long-Term Incentive Plan ("1997 LTIP"), which plan was approved at the Annual Meeting of Shareholders held May 1, 1997. Approximately 400 executives, including all officers, are eligible to participate in the 1997 LTIP. The purpose of the plan is to tie a substantial portion of the participant's compensation to the long-term financial performance of the Company and to align participants' interests with those of the shareholders providing an equity interest in the Company.

     Awards under this new plan principally consist of two forms of "at risk" compensation, namely stock options and cash based Performance Units. Performance Units will be earned out over the three-year performance period of 1997-1999 with cash awards payable in early 2000.

     The cash value of all Performance Units will be determined immediately following the conclusion of the 1997-1999 performance period and shall be based on the degree to which applicable performance objectives have been attained. The principal performance objective for executive officers consists of cumulative Earnings Per Share ("EPS") objectives for the three year period which are applicable to the Performance Units of all participants. Participants who are with the management of an operating business unit or country unit will have an additional performance objective based on the cumulative operating profit or cumulative pre-tax contribution of the applicable unit or country. The actual cash payment value will be determined by the degree to which objectives have been obtained or exceeded, ranging from 0% to 200% of a target value of $100 per unit.

     Under the 1997 LTIP, non-qualified stock options are granted annually for a term of ten years at 100% of the market price on the date of grant. An option may not be exercised earlier than one year after the grant date and is thereafter exercisable in cumulative annual portions at the rate of one-third of the total shares covered by the grant. The number of options previously granted to a participant are not considered in determining subsequent grants.

DETERMINATION OF CEO COMPENSATION

     Charles R. Perrin became the Company's Chief Executive Officer as of July 1, 1998, having served as Vice Chairman and Chief Operating Officer since the beginning of 1998. In connection with his employment, the Company entered into an employment agreement with Mr. Perrin which is described on page 18. His annual rate of base salary was increased from $750,000 to $850,000 when he became CEO. Mr. Perrin's annual bonus for 1998, which had a target performance percentage equal to 84% of base salary, was based on achievement of the principal performance objective described above under "Annual Incentive Plan", namely earnings per share growth. Accordingly, the Committee approved an award of 150% of his bonus target amount resulting in an award to Mr. Perrin of $998,163.

     James E. Preston stepped down as CEO effective July 1, 1998 after serving in that position since 1988; he remains Chairman until May 6, 1999 when he is scheduled to retire. For 1998 he received a base salary of $1,000,000 which was also his salary in 1997. He received an award under the Annual Incentive Plan for 1998 based on the same principal performance objective and target percentage applicable to Mr. Perrin. Accordingly, the Committee approved a bonus award of $1,260,000 for Mr. Preston.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

     Pursuant to the 1993 Tax Act, a portion of annual compensation payable to any of the Company's five highest paid executive officers (apart from stock options) may not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1 million. It is anticipated that non-deferred 1999 compensation payable to several executive officers during 1999 may be somewhat in excess of $1 million, inclusive of performance-based incentive compensation. The Committee has determined that it is in the best interests of the Company that it retain the discretion of providing its senior executive officers with the opportunity of earning appropriate performance-based incentive compensation notwithstanding that a portion thereof may not be eligible for a tax deduction under current Internal Revenue Code laws.


                                           Brenda C. Barnes, Chair
                                           Edward T. Fogarty
                                           George V. Grune
                                           Ann S. Moore

FIVE-YEAR PERFORMANCE GRAPH

     The following indexed line graph indicates the Company's total return to shareholders for each of the five years ended December 31, 1994 through 1998, as compared to total return to shareholders for the Standard & Poor's 500 Composite Index and an industry composite of certain Avon peer companies (the "Industry Composite"). The common stocks of the Industry Composite companies have been included on a weighted basis to reflect the relative market capitalization of the companies.


                 [GRAPHICAL REPRESENTATION OF DATA TABLE BELOW]


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)

                 AVON, S&P 500 INDEX, AND INDUSTRY COMPOSITE(2)

     Assumes $100 invested on December 31, 1993 in Avon Common Stock, the S&P 500 Index and the Industry Composite. The dollar amounts indicated in the graph above and in the chart below are as of December 31 in the year indicated.

                        1993       1994      1995      1996      1997      1998
                       ------     ------    ------    ------    ------    ------
Avon                   $100.0     $126.9    $165.2    $256.6    $281.5    $413.4
S&P 500                 100.0      101.4     139.3     171.2     228.3     293.4
Industry Composite      100.0      112.8     167.3     257.8     316.5     396.6

----------

(1)  Total Return assumes reinvestment of dividends.

(2) Industry Composite includes Carter Wallace, Gillette, Johnson & Johnson, Enesco, Alberto-Culver, Colgate Palmolive, Kimberly-Clark, Bristol Myers Squibb, and Procter & Gamble.

                                TABLES AND PLANS

     This section of the proxy statement discloses fiscal 1998 plan and non-plan compensation awarded or paid to, or earned by, the Company's Chief Executive Officers and, of the Company's other executive officers during fiscal 1998, each of the four persons who were most highly compensated in fiscal 1998 (together, these persons are sometimes referred to as the "named executives").

                                SUMMARY COMPENSATION TABLE

                                                Annual Compensation             Long-term Compensation
                                           ------------------------------   ------------------------------
                                                                                            Securities
                                                                      Other     Restricted  Underlying  Long-term       All
                                                                      Annual       Stock     Options/   Incentive      Other
                                          Salary          Bonus    Compensation   Awards       Sars      Payouts    Compensation
      Name and Position           Year     ($)           ($)(1)        (2)         ($)(3)        (#)       ($)       ($)(4)
      -----------------           ----    -----         ---------  ------------ ----------   ---------- ---------   ------------
James E. Preston(1)               1998    1,000,000     1,260,000                       0            0            0     92,629
 Chairman and                     1997    1,000,000       424,147                       0      311,060            0     71,970
 Chief Executive Officer          1996      610,000       561,556                       0            0    1,514,063     59,166

Charles R. Perrin(1)              1998      800,000       998,163                       0      225,000            0     14,292
 Chief Executive Officer

Andrea Jung                       1998      550,000       629,899               3,847,500      105,484            0     17,149
 President and                    1997      380,576       139,930                       0       25,046            0      5,709
 Chief Operating Officer

Fernando Lezama                   1998      461,100       345,742                 911,250       22,786            0          0
 Executive Vice President         1997      332,010       302,422                 654,380       59,068            0          0
 and President, Latin
 America

Susan J. Kropf                    1998      450,000       513,447               1,822,500       25,634            0     13,451
 Executive Vice President         1997      353,803       190,640                       0       21,094            0      5,282
 and President, North
 America

Jose Ferreira                     1998      410,000       514,529               1,215,000       22,786            0     16,589
 Executive Vice President
 and President, Europe,
 Asia and Africa


----------

1) Mr. Perrin succeeded Mr. Preston as Chief Executive Officer effective July 1, 1998 having previously been Vice Chairman and Chief Operating Officer.

2) This column would include the value of certain personal benefits only where the value is greater than the lower of $50,000 or 10% of an executive's Salary and Bonus for the year. Such threshold was not exceeded for any of the named executives.

(3) As indicated in this column, substantial grants of restricted stock were made in early 1998 to four key senior executives. Vesting over a three year period, these grants constitute special "retention" incentive awards.

                                              (Footnotes continued on next page)

     The dollar amount shown equals the number of shares of restricted stock granted, multiplied by stock price on grant date. The following table presents information regarding aggregate holdings of restricted stock at December 31, 1998 for the named executives. Dividends on these shares are paid at the same time as those on the Company's unrestricted stock. In the event of a change of control, all shares of restricted stock would be cashed out.

                               Holdings of Restricted Shares At 12/31/98
                           --------------------------------------------------
                              Number of                     Aggregate Market
                             Restricted     Total Number        Value of
                           Shares Granted   of Restricted   Restricted Shares
Name                       in Fiscal 1998    Shares Held     At 12/31/98(a)
----                       --------------   -------------   -----------------
Mr. Preston .............            0               0                0
Mr. Perrin ..............            0           2,180           96,465
Ms. Jung ................      120,000         120,000        5,310,000
Mr. Lezama ..............       30,000          40,000        1,770,000
Ms. Kropf ...............       60,000          60,000        2,655,000
Mr. Ferreira ............       40,000          40,000        1,770,000

----------

     (a) "Market Value" is determined by reference to the per share closing price on December 31, 1998 ($44.25).

(4) The amounts in this column include the following: (i) Company matching contributions to the Employees' Savings and Stock Ownership Plan and/or Deferred Compensation Plan--Mr. Preston, $32,269; Mr. Perrin, $14,292;
     Ms. Jung, $17,149; Ms. Kropf, $13,451 and Mr. Ferreira, $12,376; (ii)
     above-market portion of interest earned on deferred compensation--Mr. Preston $60,360 and Mr. Ferreira, $4,213. In addition, not included in this column, Mr. Ferreira received an aggregate overseas housing and cost-of-living allowance totaling $577,272.

OPTION GRANTS

     This table presents information regarding options that may be exercised to purchase shares of the Company's Common Stock.

                          OPTION GRANTS IN FISCAL 1998

                              Individual Grants
                     ----------------------------------
                      Number of   % of Total
                     Securities     Options
                     Underlying   Granted to
                       Options     Employees   Exercise               Grant Date
                       Granted     in Fiscal     Price    Expiration    Present
  Name                 (#)(1)       Year(2)     ($/Sh)       Date     Values (3)
--------             ----------   ----------   --------    --------   ----------
Mr. Preston .......          0         0%        --           --           --
Mr. Perrin ........     75,000        12.9%     30.25      12/10/07     836,062
                       150,000                  40.16        6/4/08   1,672,125
Ms. Jung ..........     44,854         6.1%     30.78        2/1/08     500,000
                        60,600                  40.16        6/4/08     675,538
Mr. Lezama ........     22,786         1.3%     30.78        2/5/08     254,007
Ms. Kropf .........     25,634         1.5%     30.78        2/5/08     285,755
Mr. Ferreira ......     22,786         1.3%     30.78        2/5/08     254,007

----------

(1) The indicated options have a term of 10 years and were granted pursuant to the Company's 1993 Stock Incentive Plan. The number of options and their exercise prices reflect adjustments for the two-for-one stock split that occurred in September 1998 subsequent to their grants.

(2)  Based on 1,738,168 options granted in fiscal 1998.

(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: average option term of ten years, volatility of 20.66% (calculated monthly over the three preceding calendar years), dividend yield of 2.01% and interest rate of 6.9% (ten year Treasury note rate at November 24, 1997). The real value of options in this table depends upon the actual performance rate of the Company's stock during the applicable period and upon when they are exercised.

OPTION EXERCISES AND VALUES

     This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1998 and the value of unexercised options held at December 31, 1998.


                 AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND 1998 FISCAL YEAR-END OPTION VALUE

                                                      Number of Securities                  Values of
                                                     Underlying Unexercised           Unexercised In-the-Money
                      Shares Acquired    Value        Options at FY-End (#)           Options at FY-End (#)(2)
                        On Exercise    Realized    ---------------------------     ------------------------------
Name                        (#)         ($) (1)    Exercisable   Unexercisable     Exercisable      Unexercisable
----                   --------------  ---------   -----------   -------------     -----------      -------------
Mr. Preston ...........   350,000      8,956,308   1,150,000        311,060        $30,942,130        $4,354,840
Mr. Perrin ............         0              0      29,000        325,000            403,750         3,064,055
Ms. Jung ..............         0              0      86,636        134,152          2,374,047         1,379,975
Mr. Lezama ............         0              0      54,258         79,596          1,483,072         1,106,779
Ms. Kropf .............         0              0      62,628         50,368          1,667,596           803,568
Mr. Ferreira ..........         0              0      12,198         72,332            242,319           996,678

----------

(1) Value Realized is calculated as follows: [(Per Share Closing Sale Price on Date of Exercise)--(Per Share Exercise Price)] x Number of Shares for Which the Option was Exercised.

(2) Value of Unexercised, In-the-Money Options at 12/31/98 is calculated as follows: [(Per Share Closing Sale Price on 12/31/98)--(Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing price on 12/31/98 was $44.25.

                    RETIREMENT, DEATH AND SEVERANCE BENEFITS

     Four of the named executives accrue retirement benefits under a Supplemental Executive Retirement Plan (the "Supplemental Plan") which is described below, namely Mr. Preston, Ms. Jung, Mrs. Kropf and Mr. Ferreira. Benefits under the Supplemental Plan are based on the average of a participant's three highest years compensation during the ten years of service prior to retirement and the number of years of creditable service. Such compensation includes base salary and annual incentive bonuses. Benefits payable under the Supplemental Plan are offset by benefits payable to the participant under the Company's Employees' Retirement Plan (the "Retirement Plan"). The following table shows the estimated annual retirement benefits for a life annuity under the Supplemental Plan (inclusive of benefits payable by the Retirement Plan) for participants retiring at age 65 whose three year average compensation and years of service at retirement would be in the classification shown.

                ESTIMATED ANNUAL RETIREMENT ALLOWANCES AT AGE 65

 Average of Three
  Highest Years'                         Years of Creditable Service
Annual Compensation          ---------------------------------------------------
 in Last Ten Years             15         20         25         30         35
-------------------          -------    -------    -------    -------    -------
   $  500,000 ..........     150,000    200,000    250,000    275,000    300,000
      600,000 ..........     180,000    240,000    300,000    330,000    360,000
      700,000 ..........     210,000    280,000    350,000    385,000    420,000
      800,000 ..........     240,000    320,000    400,000    440,000    480,000
      900,000 ..........     270,000    360,000    450,000    495,000    540,000
    1,000,000 ..........     300,000    400,000    500,000    550,000    600,000
    1,100,000 ..........     330,000    440,000    550,000    605,000    660,000
    1,200,000 ..........     360,000    480,000    600,000    660,000    720,000
    1,300,000 ..........     390,000    520,000    650,000    715,000    780,000
    1,400,000 ..........     420,000    560,000    700,000    770,000    840,000
    1,500,000 ..........     450,000    600,000    750,000    825,000    900,000

     As of December 31, 1998, Mr. Preston had an average three year compensation of $1,632,683 and 38 years of creditable service; Ms. Jung had an average three year compensation of $612,237 and 5 years of creditable service; Mrs. Kropf had an average three year compensation of $623,035 and 28 years of creditable service and Mr. Ferreira had an average three year compensation of $529,966 and 19 years of creditable service.

     Mr. Perrin and Mr. Lezama are not participants in the Supplemental Plan. Mr. Perrin's retirement benefits are set forth in a separate agreement which provides for a normal annual retirement allowance upon his retirement at any time on or after July 1, 2004. Such allowance would be 50% of his final three year average compensation (salary plus annual incentive bonuses) reduced by the sum of the value of all benefits provided by the Company's overall retirement program plus benefits provided him under retirement programs maintained by his prior employers. The retirement benefits of Mr. Lezama, who is a resident of Mexico, are determined under separate plans applicable to executives employed in Mexico. Overall his benefits are based on factors that include length of service and compensation earned over his last few years of employment. Based on his 1998 level of compensation, it is estimated that Mr. Lezama's net annual pension benefit, assuming age 60 retirement, would be approximately $135,000 based on the current rate of exchange for Mexican pesos.

CONTRACTS WITH EXECUTIVES

     In accordance with his employment agreement Mr. Preston will retire as both Chairman and a Director effective May 6, 1999. The Company has employment contracts ("Employment Contracts") with four of the other named executives, namely Mr. Perrin, Ms. Jung, Mrs. Kropf and Mr. Ferreira.

     The Employment Contracts provide that if the executive's employment is terminated without cause, the executive generally shall receive a payment equal to the sum of: (i) the present value of the executive's Base Salary for a period equal to two or three years (depending upon the executive's position at the Company); (ii) continuation of benefits for two or three years (depending upon the executive's position at the Company); and (iii) a bonus payment in an amount not to exceed the executive's target annual bonus for the year of termination.

     The Employment Contracts also provide that upon the executive's actual or constructive termination of employment in connection with the occurrence of certain change of control or potential change of control events (as defined in the Employment Contracts), the executive will receive payment of an amount equal to the sum of: (a) up to three years' salary and bonus, (b) the present value of three years' insurance and fringe benefits, and (c) the cash-out value of all then outstanding stock options, Restricted Shares and the maximum payout value of their 1997 LTIP Performance Units. Assuming an actual or potential change of control had occurred on January 2, 1999 and with termination of the executives immediately thereafter, Mr. Perrin would receive $5,394,000; Ms. Jung would receive $3,687,000; Mrs. Kropf would receive $2,889,000 and Mr. Ferreira would receive $3,192,000 plus, the amounts referred to in (b) and (c) above.

     The Employment Contracts also provide for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and for any income and excise taxes incurred in connection with such reimbursement. The actual amount of such reimbursements is difficult to determine due to, among other things, (i) the number of variables involved, such as the price of the Common Stock at relevant times and the circumstances and timing of any termination, and (ii) uncertainties regarding the application of the relevant tax rules.

              PROPOSAL 2--AMENDMENT OF CERTIFICATE OF INCORPORATION

     The Board of Directors proposes and recommends the approval of an amendment to the Company's Certificate of Incorporation pursuant to which the 400,000,000 shares, $.25 par value, of Common Stock presently authorized would be changed into 800,000,000 shares. Accordingly, it is proposed to amend the first paragraph of Article III of the Company's Certificate of Incorporation to read as follows:

          "ARTICLE III: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 825,000,000 shares, divided into two classes consisting of 800,000,000 shares of Common Stock, par value $.25 per share (the "Common Stock") and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock")."

     If the proposed amendment is adopted, the Company plans to file a Certificate of Amendment of the Certificate of Incorporation to be effective no later than May 15, 1999.

     During 1998 the Company effected a 2-for-1 split of its Common Stock. The current number of authorized shares of Common Stock that are not issued or reserved is not sufficient to enable the Company to effect another 2-for-1 stock split. Although there is no certainty that the Board would declare a stock split in the future, it is believed that the proposed increase in the number of authorized shares will provide the Company with the desired flexibility to do so (in the form of a stock dividend) without having to wait until a later meeting of shareholders.

     As of December 31, 1998, of the 400,000,000 authorized shares of Common Stock, a total of 262,520,726 shares were issued and outstanding, 88,793,640 were held in the Company's treasury and 7,859,561 were reserved for issuance for stock options and other stock incentives authorized by the 1993 Stock Incentive Plan. The proposed additional shares to be authorized for issuance, apart from any possible future stock split, would be available for other corporate purposes but no specific transaction is now contemplated which would result in the issuance of additional shares.

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock authorized to vote thereon is required for adoption of the proposed amendment.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

       PROPOSAL 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Unless otherwise directed by the Shareholders, proxies will be voted for ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of PricewaterhouseCoopers L.L.P., Certified Public Accountants, as independent accountants for the year 1999. PricewaterhouseCoopers L.L.P. began auditing the accounts of the Company in 1989. If the appointment of PricewaterhouseCoopers L.L.P. is not ratified by the Shareholders, the Audit Committee will reconsider its recommendation. The Company is informed that no member of PricewaterhouseCoopers L.L.P. has any direct or any material indirect financial interest in the Company or any of its subsidiaries. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

     With respect to the proposal to ratify the appointment of PricewaterhouseCoopers L.L.P. as independent accountants, Shareholders may direct that their votes be cast for or against such proposal, or may abstain, by marking the appropriate box on the proxy card.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 1999.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

                             SOLICITATION OF PROXIES

     The cost of the solicitation of proxies on behalf of Avon will be borne by Avon. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., Inc. at a fee estimated not to exceed $15,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Any proposal that a Shareholder may desire to have included in the Company's proxy material for presentation at the 2000 Annual Meeting must be received by the Company at Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105, Attention: Secretary, on or prior to November 24, 1999.

     Upon the written request of any Shareholder to the Shareholder Relations Department (Attention: Marilyn Reynolds) at the address listed above (telephone number 212-282-5619), the Company will provide without charge a copy of its Annual Report on Form 10-K for 1998, as filed with the Securities and Exchange Commission.


                                          By Order of the Board of Directors


                                          WARD M. MILLER, JR.
                                          Senior Vice President,
                                          General Counsel and Secretary


March 25, 1999
New York, New York

--------------------------------------------------------------------------------
     If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your Shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your Shares.
--------------------------------------------------------------------------------

     If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:


                               MORROW & CO., INC.
                                 445 Park Avenue
                            New York, New York 10022
                                 (212) 754-8000

                          Call Toll-Free 1-800-662-5200

                                     A V O N

--------------------------------------------------------------------------------
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned shareholder of Avon Products, Inc. (the "Company") hereby constitutes and appoints Ward M. Miller, Jr., C. Richard Mathews and Martin
P H. Michael, and each of them, as true and lawful attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to
R vote and act with respect to all shares of the Company's Common Stock, par value $.25 per share (the "Shares"), the undersigned could vote, and with
O all powers the undersigned would possess, if personally present, at the Annual Meeting of Shareholders of the Company to be held on May 6, 1999
X    and at any adjournments or postponements thereof (the "Annual Meeting").

Y IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, SUCH SHARES WILL BE VOTED FOR PROPOSAL 1 (THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW), FOR PROPOSALS 2 AND 3, AND, IN THE DISCRETION OF THE PROXIES NAMED ABOVE, ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                       NOMINEES FOR ELECTION AS DIRECTORS

CLASS OF 2002: BRENDA C. BARNES, FRED HASSAN, ANN S. MOORE AND
               LAWRENCE A. WEINBACH

Instruction for Cumulative Voting for The Class of 2002: Unless otherwise specified in the space provided below, this proxy shall authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 2002 listed above, as such proxies shall determine in their sole and absolute discretion, in order to maximize the number of such nominees elected to such class of Avon's Board of Directors. To specify a method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.

                                                                    SEE REVERSE
                                                                       SIDE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

--------------------------------------------------------------------------------


[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                              1305

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.

1. Proposal 1
   Election of Directors to the Class of 2002 (see reverse).

     [ ] FOR    [ ] WITHHELD

---------------------------------------------------------------------------
To withhold authority for any nominee(s) for the Class of 2002, write the name(s) of such nominee(s) in the space provided above.

2. Proposal 2
   Amend Certificate of Incorporation

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. Proposal 3
   Ratification of the appointment of PricewaterhouseCoopers as Avon's independent accountants.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

---------------------------------------------------------------------------


                PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY!

                Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                ---------------------------------------------------

                ---------------------------------------------------
                SIGNATURE(S)                         DATE

THIS PROXY REVOKES ALL PRIOR DATED PROXIES. THE SIGNER HEREBY ACKNOWLEDGES RECEIPT OF AVON'S PROXY STATEMENT DATED MARCH 25, 1999.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

--------------------------------------------------------------------------------

                               AVON PRODUCTS, INC.
                          PERSONAL SAVINGS ACCOUNT PLAN
                     CONFIDENTIAL VOTING INSTRUCTIONS CARD

To: Chase Manhattan Bank, N.A. or Trustee (the "Trustee") under the Avon
    Products, Inc. Personal Savings Account Plan (the "Avon Savings Plan").

     The proxy for which your instructions are requested is solicited on behalf of the Board of Directors of Avon Products, Inc. (the "Company").

     The undersigned, as a participant in the Avon Savings Plan, hereby directs
P    Chase Manhattan Bank, N.A., as Trustee, to appoint Ward M. Miller, Jr.,
     C. Richard Mathews and Martin H. Michael, and each of them, with full power
R of substitution and resubstitution, to vote and act with respect to all shares of the Company's Common Stock, par value $.25 per share (the
O "Shares"), credited to the undersigned's Savings Plan account, at the Annual Meeting of Shareholders of the Company to be held on May 6, 1999,
X    and at any adjournments or postponements thereof (the "Annual Meeting").

Y The Avon Savings Plan provides that participants may instruct the Trustee as to the manner in which the Avon Shares held by it for their accounts shall be voted at Shareholders' meetings. The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting is being provided to you by the Trustee under the Avon Savings Plan. In order to instruct the Trustee in the voting of your Avon Savings Plan shares, you must fill in the reverse side of this Confidential Voting Instruction
     Card, and date, sign and return the card to the Trustee in the enclosed envelope so that it is received by April 30, 1999.

     Unless your card is received by April 30, 1999, and unless you have specified your directions, your shares cannot be voted by the Trustee. Please date and sign on the reverse side.

                       NOMINEES FOR ELECTION AS DIRECTORS

CLASS OF 2002: BRENDA C. BARNES, FRED HASSAN, ANN S. MOORE AND LAWRENCE A.
               WEINBACH

Instruction for Cumulative Voting for The Class of 2002: Unless otherwise specified in the space provided below, these voting instructions shall authorize the Trustee to authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 2002 listed above, as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to each such class of Avon's Board of Directors. To specify a method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.

                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

--------------------------------------------------------------------------------


[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                              4302

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.

1. Proposal 1
   Election of Directors to the Class of 2002 (see reverse).

     [ ] FOR    [ ] WITHHELD

------------------------------------------------------------------------------
To withhold authority for any nominee(s) for the Class of 2002, write the name(s) of such nominee(s) in the space provided above.

2. Proposal 2
   Amend Certificate of Incorporation

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


3. Proposal 3
   Ratification of the appointment of PricewaterhouseCoopers as Avon's independent accountants.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


                PLEASE SIGN, DATE AND MAIL YOUR INSTRUCTIONS PROMPTLY!

                Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                ---------------------------------------------------

                ---------------------------------------------------
                SIGNATURE(S)                        DATE

THIS PROXY REVOKES ALL PRIOR DATED PROXIES. THE SIGNER HEREBY ACKNOWLEDGES RECEIPT OF AVON'S PROXY STATEMENT DATED MARCH 25, 1999.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE